Exhibit 99.2

Lexington Realty Trust – UNEDITED TRANSCRIPT

Q3 2015 Earnings Call

Company Participants:

T. Wilson Eglin, Chief Executive Officer and President

Patrick F. Carroll , Chief Financial Officer

Gabriela Reyes, Investor Relations

Operator:  Greetings and welcome to the Lexington Realty Trust Third Quarter 2015 Earnings Conference Call. At this time, all participants are in a listen-only mode. A question-and-answer session will follow the formal presentation. [Operator Instructions] As a reminder, this conference is being recorded.  With no further ado, I'd like to turn the conference over to your host, Ms. Gabriela Reyes. Thank you, Ms. Reyes. You may begin.

Gabriela Reyes:  Hello and welcome to the Lexington Reality Trust third quarter 2015 conference call. The earnings press release was distributed over the wire this morning, and a release and supplemental disclosure package will be furnished on a Form 8-K.  In the press release and supplemental disclosure package, Lexington has reconciled all historical non-GAAP financial measures to the most directly comparable GAAP measure in accordance with Reg G requirements. If you did not receive a copy, these documents are available on Lexington's website at www.lxp.com in the Investors section. Additionally, we are hosting a live webcast of today's call, which you can access in the same section.  At this time, we would like to inform you that certain statements made during this conference call which are not historical may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Lexington believes expectations reflected in any forward-looking statements are based on reasonable assumptions, Lexington can give no assurance that its expectations will be attained. Factors and risks that could cause actual results to differ materially from those expressed or implied by forward-looking statements are detailed in today's press release and from time-to-time in Lexington's filings with the SEC, these include the successful confirmation of any lease, acquisition, build-to-suit, financing, disposition or other transactions, or the final terms of any such transactions. Except as required by law, Lexington does not undertake a duty to update any forward-looking statements.

Joining me today from management are Will Eglin, Chief Executive Officer; Robert Roskind, Chairman; Patrick Carroll, Chief Financial Officer; Beth Boulerice, Chief Accounting Officer and other members of management.

Now, I will turn the call over to Will.

T. Wilson Eglin: Thanks, Gabby and welcome, everyone. And thank you for joining the call today.

I'd like to begin by discussing our operating results and accomplishments for the quarter. For the third quarter of 2015, company funds from operations were $0.27 per share. During the quarter, we continued to make good progress in the key areas of our business and as a result we raised our company FFO guidance range for 2015.

The increase reflects better than expected results across the board in leasing, finance and investment activities compared to our expectations at the start of the year.

On the investment front, in the third quarter, we invested approximately $25.5 million in ongoing build-to-suit projects, and $3.7 million to complete an industrial build-to-suit costing approximately $22.1 million. We sold three properties for approximately $135.7 million consistent with our portfolio management and capital recycling objectives. These objectives include reducing our exposure to suburban office properties in certain markets, monetizing multi-tenant properties upon stabilization of occupancy and transitioning the portfolio so that more revenue is derived from long-term leases. We also had a good quarter of leasing, executing leases and lease extensions totaling approximately 800,000 square feet and ending the quarter with 96.5% of our square footage lease excluding properties with mortgage loans that are into fall totaling 342,000 square feet. We believe that occupancy is likely to stay strong over the balance of the year and are comfortable with the portfolio percentage lease target for year-end of approximately 96% to 97%.

Annual renewal rents declined $57,000 on a GAAP basis and $145,000 on a cash basis. And rents on formally vacant space will add $600,000 of cash rent. We had no single-tenant leases, which expired during the quarter.

While office fundamentals continued to be a concern in some markets, as of quarter end, approximately, 70% of our single-tenant office revenue comes from long-term leases or leases signed since the beginning in 2009. In other word, a significant majority of our office revenue comes from leases that are longer than 10 years all which have been mark-to-market since the financial crisis. Further, our office portfolio has a weighted average lease term that is now in excess of seven years and strong credit quality with approximately half of our office revenue from investment grade rated tenants.

Finally, we are pleased to report that as of quarter end, our weighted average lease term has been increased to 12.4 years with approximately 73% of our revenue derived from leases expiring after 2009.

With regard to our refinancing strategy, we have continued to un-encumber net operating income and extend our weighted average debt maturity while lowering our borrowing costs. During the quarter, as we have reported and we completed a significant refinancing of our bank lending facilities. Extending the maturities of our two-term loans and revolving credit facility by two years while lowering our borrowing costs. At quarter end, the weighted average maturity of our debt was 7.4 years and our weighted average interest rate was 4.2%. We have no debt maturing this year, and $129.9 million of mortgage debt maturing in 2016 at a weighted average interest rate of 5.9%.

Looking ahead, our current single tenant investment pipeline continues to present an attractive mix of forward purchase commitment, and build-to-suit projects as compelling return. And we look forward to these assets coming online and contributing to cash flow and net asset value over the next five quarters.

Based on transactions under contract, we expect purchases to total approximately $350 million for the full year, including the $197 million completed in the first nine months. Further, we expect to fund approximately $65 million in underway build-to-suit projects, bringing the total to approximately $150 million for the year, including the $83 million funded in the first nine months.

While we continue to see a sizable volume of opportunities, we remain disciplined and cautious on pricing, and recognize that our own shares offer a compelling value at this point in the cycle compared to many other investment choices. Accordingly, in July, the board authorized a share repurchase program of up to 10 million common shares, inclusive of all outstanding prior authorizations. Thus far, the company has repurchased 1.6 million shares at an average price of $8.34 per share. And, we will continue to execute on this plan in the context of our overall capital plan and to the extent market volatility offers a meaningful disconnect between our share price and net asset value per share. Private investors who are able to take full advantage of leverage in many cases have an overall cost of capital advantage compared to us. As a result, dispositions continue to be an attractive option to recycle capital and support our goals for portfolio quality and balance sheet strength. So far this year, we have disposed off eight properties for $248 million, including Transamerica Tower and Baltimore Maryland, which sold in August for $121 million.

Over the balance of the year and into 2016, we are focused on realizing value in our multitenant portfolio, including Corporate Center at the Gardens in Palm Beach Gardens, Florida and several vacant properties, and within a portion of our single-tenant suburban office portfolio, as we continued to rationalize our office footprint. In addition, we expect to explore options to monetize our Manhattan ground lease portfolio.

While we have not adjusted our projected 2015 total disposition activity range of $300 million to $350 million at this time, it is likely that some disposition activity may slide into the first quarter of 2016.

In 2016 we expect that disposition activity will remain elevated. We're presently responding to offers totaling approximately $475 million and are reviewing broker estimates of value for another $425 million of properties that could be sale candidates. We're 100% committed to taking advantage of market demand and pricing to market assets for sale which allows us to restructure our portfolio, further reduce our exposure to the suburban office sector and accelerate our transition to a company with far more revenue from long-term leases and a more concentrated office footprint that we can manage more efficiently.

The pool of assets we are considering for sale is encumbered by a mortgage debt of approximately $350 million, has a value of approximately $900 million and would address our capital needs for debt maturities and acquisitions through 2016, and potential additional share repurchases and could create surplus capital next year as augmented by up to $280 million of new mortgage financing.

As of September 30, 2015, our projected uses of capital through year end 2016 include $423 million for build to suite funding and $116 million for debt maturities. Bear in mind that capital recycling can have a near-term dilutive impact on funds from operations, but it should result in the creation of long-term growth and value for shareholders, and improve the company's valuation and lower our cost of capital by reducing risk, improving overall asset quality, and strengthening our future cash flow.

With regard to our leasing, we had a very good quarter and looking ahead, we have only one remaining single tenant lease expiring in 2015 on an industrial property. Our 2016 single tenant office lease expirations now represent just 2.8% of our revenue and we have active leasing negotiations underway on approximately 2.9 million square feet and expect to have positive news to report throughout the balance of this year and next.

In general, markets remain strong in terms of the balance of supply and demand, and we believe that our market position on most lease renewals is stronger than it was a year ago. As of September 30, 2015, we had 4.7 million square feet of space, which is vacant or subject to leases that expire through 2016.

We believe that by the end of 2016, we can address roughly 65% of expiring or vacant square footage through dispositions and re-leasing. Our single-tenant lease roll over through 2019 has been reduced to 25.8% of revenue, and our overall lease maturity schedule is well staggered. We have made and continue to make great progress in managing down our shorter term leases and extending our weighted average lease term, which is now approximately 12.4 years on a cash basis.

Each of these metrics is an important measure of cash flow stability and we will continue to be focus on further improvement. Additionally, almost 80% of our revenue is from leases with built-in escalations, which bodes well for long-term cash flow growth. As a result of our leasing activity and new investments, as of quarter-end, over 40% of our rental revenue came from leases of 10 years or longer. And we continue to work towards our interim goal of deriving at least half of our revenue from leases 10 years or longer. With a weighted average lease term in our acquisition pipeline of approximately 19 years, reaching our portfolio goals will become more visible as we add these new assets to our portfolio. And we expect a considerable improvement this quarter with the closing of the Gateway Plaza and Preferred Freezer build-to-suit.

Our acquisition strategy will continue to focus on properties subject to long-term net leases, where one, total rents receivable under the lease generally exceed our purchase price providing a high degree of downside protection; two, the opportunity to use positive leverage to enhance cash-on-cash returns; and three, exit strategy flexibility which allows us to achieve the highest possible return. As we have discussed about 94% of our revenue comes from office and industrial properties and land subject to net leases. These asset classes will continue to be our main investment focus and the balance of our holdings in retail and multi-tenant properties will shrink overtime as these assets are sold off to provide capital for further reinvestment. From time-to-time the company may consider investments in other asset types, but we'll generally seek above average returns utilize joint venture partners when possible and consider shorter-term hold periods to reduce risk and drive superior returns for shareholders.

The composition of our balance sheet continued to improve during the quarter and we've included details in our supplemental disclosure package on pages 35 and 36 showing our credit metric. With approximately $3.3 billion of unencumbered assets and 69.9% of our net operating income unencumbered, we've achieved our target of having 65% to 70% of our assets unencumbered. Our secured debt has declined by approximately $140 million this year and is 16.7% of gross assets and is likely to fluctuate between 15% to 20% gross assets in the near-term. We have approximately $129.9 million of balloon mortgage maturities next year, which are expected to be refinanced with unsecured debt or satisfied in connection with dispositions or cash from dispositions or financing proceeds.

As we move forward our balance sheet strategy is unchanged focusing on maintaining maximum flexibility to access whichever source of capital is most advantageous. 2016 mortgage maturities have a weighted average interest rate of 5.9%, representing a further opportunity to unencumbered assets and lower our financing cost. We expect to finance fewer and fewer properties with mortgages, but when we do so, we will seek to maximize proceeds and take advantage of market opportunities when we believe it is advantageous to do so, particularly on certain large single tenant building as a means of reducing our equity investment.

As examples, we are currently expecting to use mortgage financing on the Dow Chemical, Preferred Freezer, and Gateway Plaza transactions in view of their size, and have lock rate on a financing of the Preferred Freezer transaction for a $110 million, 10-year fixed rate mortgage financing at 4%. Once closed, our cash-on-cash return on this asset will be in excess of 15% in the first year.

Turning to guidance, we're raising our guidance for company funds from operations per diluted share as both ends of the range, so that the new range is $1.05 to $1.07 per share for 2015, which reflects the solid third quarter operating and financial results and generally strong execution for the year-to-date and expected fourth quarter results with few moving pieces that could impact results.

We continue to be very positive about our prospects and expect the year ahead will reflect additional progress as we continue to execute on our goals to grow net asset value per share, reduced risk, and enhance our prospects for long-term reliable cash flow growth.

Now, I'll turn the call over to Pat, who will review our results in more detail.

Patrick F. Carroll: Thanks Will. During the quarter, Lexington had gross revenues of $105.4 million, comprised primarily of lease rents and tenant reimbursements. The decrease compared to the third quarter of 2014 of $1.1 million relates primarily to the sales of properties and changes in occupancy and lease terms, offset in part by acquisition and build-to-suit projects coming online.

For the quarter ended September 30, 2015, GAAP rents were in excess of cash rents by approximately $12.4 million. And for the nine months ended September 30, 2015, GAAP rents were in excess of cash rents by about $34.3 million.

On page 18 of the supplement, we have included our estimates of both cash and GAAP rents for the remainder of 2015 and 2016 for leases in place at September 30, 2015. This disclosure does not assume any tenant releasing of vacant space or tenant lease extension on properties with scheduled lease expirations. We also have included same-store data and the weighted average lease term of our portfolio as of September 30, 2015 and 2014 on page 18 of the supplement.

In comparing the operating results for the three months ended September 30, 2015 to 2014, property operating cost decreased $2 million primarily due to the sale of multi-tenant property. Interest expense decreased $2.4 million, primarily due to the lowering borrowing cost and outstanding debt. During the third quarter of 2015, we incurred an impairment charge on the sale of Light Street of approximately $32.8 million and recorded gains on sales of properties of $1.7 million.

On page 43 of the supplement, we have disclosed selected income statement data for consolidated, but non-wholly owned properties and our joint venture investments. We also have included net non-cash interest recognized for the nine months ended September 30, 2015, on page 44 of the supplement. For the nine months ended September 30, 2015, our interest coverage was approximately 3.3 times and net debt-to-EBITDA was approximately 6.2 times.

Now turning to the balance sheet, we believe our balance sheet continues to be in good shape. We had $98.6 million of cash at quarter end, including cash classified as restricted. Restricted cash balances relate to money primarily held with lenders as escrow deposits on mortgages. At year-end, we had about $2 billion of consolidated debt outstanding, which had a weighted average interest rate of 4.2% of which approximately 96% of that fixed rate.

We have entered into LIBOR swaps on both the $255 million outstanding on our term loan which matures in 2021 and the $250 million outstanding on our term loan, which matures in 2020. The current LIBOR spread components on both term loans are 1.1%.

The significant components of other assets and liabilities are included on page 44 of the supplement. During the quarter ended September 30, 2015, we paid approximately $1.1 million in lease costs and approximately $10.6 million in tenant improvement. For the remainder of 2015, we project to spend approximately $11.5 million in these costs.

We have also include on page 14 of the supplement, the funding projections for our current build-to-suit projects and our forward commitments, along with the historical NOI recognize on build-to-suit project that have come online.

As relates to build-to-suit project since we fund the construction cost and to takeout upon completion, we do not recognize interest income during construction or any rental revenue until the project is complete and a tenant takes occupancy. Our bases in the project upon completion to the actual cash we spend in the funding but with any [indiscernible] capitalized we recognize in accordance with GAAP. We capitalized interest using our overall borrowing rate.

Now, I'll turn the call back over to Will.

T. Wilson Eglin: Thanks, Pat. Operator, I have no further comments at this time. So we're ready for you to conduct the question-and-answer portion of the call.

Operator: Thank you. We will now be conducting a question-and-answer session. [Operator Instructions] Our first question comes from the line of Craig Mailman of KeyBanc Capital Markets. Craig, please proceed with your question.

Craig Mailman: Can you guys hear me?

Patrick Carroll: Yeah.  Yes.  Now, we can.

Craig Mailman: Okay. Hey, guys. So, I was just asking well, in the press release the two substantial build-to-suit that you're referring to, could you give a little bit of color on that?

T. Wilson Eglin: Yeah, one is the gateway plus transaction. In Richmond, where McGuire Woods is the main tenant and that's one that we've been funding construction on. And the other one is the Preferred Freezer transaction, which should close shortly. So, that's roughly $260 million or so of projects that are coming online to revenue producing status. So, for us, that's a big event. So, that should right have a good contribution to weighted average lease term and long-term revenue growth, et cetera.

So, those are two very good transactions for us. Preferred Freezer transaction is especially notable because of the great financing that we're going to close on in connection the transaction, which is as I mentioned in my comments, $110 million of 10-year fixed rate financing at 4%. So, we'll be earning a current return in year one on our equity investment of about 15, and we think on Gateway Plaza, we'll do very well in the financing as well.

Craig Mailman: Got you. Apologies I thought those were incremental to what you guys had in the pipeline. And then just on the disposed, the $900-plus million that you guys are kind of talking about, could you guys give us some sense of the breakdown of property type on that and maybe kind of a realistic expectation on potential timing?

T. Wilson Eglin: Well, I would say that, the Manhattan ground lease portfolio might be around 40% of that total, and that would be something since we're just starting to wait into that, that's something that would take some time to the extent we do want to move forward and do something with that position. The balance of what we're looking at -- at selling is single tenant suburban office and some -- a few vacant buildings and a couple of multi-tenant buildings, as well. So, I would say that anything with the ground leased portfolio would be sort of toward the end of the process to the extent we could execute on the whole, the whole project.

Craig Mailman: Okay. That's helpful. Then just two cleanup ones. I guess the TIs in the quarter are a bit elevated when compared to what you guys have kind of done in the past, any specific transaction that's driving that?

Patrick Carroll: Well, I mean they were in line with what we disclosed in the last quarter's call for the remainder of 2015, so you really haven't changed that. So, it is elevated on compared to the prior quarters, but it's one of the leases that we did earlier. I think the end of last year and beginning of this year, on a lease extension that was the large part of it. But we definitely on the last call disclosed that that wouldn't be part of our remaining six months of 2015 obligations.

Craig Mailman: Okay. And then just lastly, the two leases 1460 Tobias and 10300 Kincaid, was the $3.5 million of lease term fees included in the 3Q results?

Patrick Carroll: No, those gets spread over the remaining lease term. So, no the whole amount have not been included.

Craig Mailman: Okay. Were those expected, the terminations.?

Patrick Carroll: Well, expected is an interesting question. It would happened after six months quarter end. So, we disclosed it in last quarter's supplement. It was disclosed there that they had terminated.

Craig Mailman: Okay.

Patrick Carroll: So, from that standpoint, yeah.

Craig Mailman: Great. Thanks guys.

Patrick Carroll: Okay.

Operator: Our next question comes from the line of Jamie Feldman of Bank of America Merrill Lynch. Please proceed with your question.

Jamie Feldman: Thank you. So, I guess just thinking through expiration through year end 2016. Can you just walk us through what – I think you said 65% of your expiration going to be renewed or sold. Can you just talk us through what to think about the NOI going through the end of next year?

T. Wilson Eglin: Well, that would also – the 65% also represents square footage that we have vacant today.

<Q - Jamie Feldman>: What are the expected vacancies for next year at this point?

<A>: Yeah, okay. Going through and don't move out in the industrial portfolio as we I think said before Michelin is leaving in Temperance, Michigan. We've been showing that property extensively and there is quite a bit of tenant interest. We have a small office building in October in Memphis where the tenant is likely to move out and that's one where we have a non-recourse loan that's at a very, very high value on a per-foot basis.

In Farmers Branch, Texas, we have a six-story office building. We expect it will keep a sub-tenant in two floors and we'll be able to release the balance at higher rates. Raytheon in Garland, Texas, we expect will be a vacancy as at the end of May. We expect that property will be sold empty.

Kraft in Winchester, Virginia, we think that they'll stay for a few years. In Bremerton, Washington we have July expiration where we have a sub-tenant in for 70% of the space, though there is a tenant that would like to renew with us.

In Rockford, Illinois, Pierce Packaging, we're in discussions with on an extension. We're expecting Bay Valley Foods in Plymouth, Indiana to -- want to extend their lease. And, we're inching closer to having a 10-year renewal with Siemens and Milford, Ohio. So, overall we've got about 2.8 million feet in negotiation right now, so things are quite active.

Jamie Feldman: Okay. And, then just thinking about next year in your investment pipeline, it sounds like you would be -- you think you would be a net buyer or a seller?

T. Wilson Eglin: Well, right now, we would be -- if we execute on everything possible in the disposition program, we would end up being a net seller. We would end up along a couple of $100 million of cash. So it's -- it's hard to say what will be the most attractive use of cash if we fully execute on that program, there may be good acquisition opportunities. There may be good opportunities to repurchase shares. There may be opportunities to retire debt. We just have to see – we'll have to see what happens as we move through that process.

Jamie Feldman: And then how do you think about the yields that you'll reselling versus what your lease buying or investing in?

T. Wilson Eglin: Well, overall, if we execute on the whole plan, I think it probably – we're looking back on it a year from now and we do everything. We've probably transacted in the mid-7s on a cap rate basis. Obviously, there is a wide disparity, empty buildings have negative cap rate, some single-tenant. Office buildings and shorter lease term may very well have double-digit cap rate, the Manhattan ground portfolio, one would think would be clearly a 7.5% cap rate disposition. So, overall, I would think in the mid-7s is a good assumption. But there is a variety of outcomes.

Jamie Feldman: Do you sell in mid-7 and you buy and develop at kind of 7.5, 8.5?

T. Wilson Eglin: I would think to the extent, we were looking at forward commitments, deliverable sort of more unlike the 2017 window. I think there will be cases where we can put the money back out at above 8%. But near term, there is obviously cap rates in the auction market are substantially lower than that and of considerably less interest to us.

Jamie Feldman: Okay. Is that leasing higher or lower to that 7 to 8 is still about right or no?

T. Wilson Eglin: Yeah, that's about right. The big transaction that would come online for us next year is the Dow Chemical build-to-suit, which is a fourth quarter delivery at about 730 going in, so you know that right now is the largest -- largest project that's in the pipeline.

Jamie Feldman: Okay. And then can you talk more about the New York land sales, I think you -- I don't think you've been in that business that long and it sounds like you were -- you were going to grow it, now it sounds like you're getting out. What's the latest thought process there?

T. Wilson Eglin: Well we may get out Jamie. We're starting to explore what we can do with the position to optimize value for shareholders. We really like the investments from a long-term IRR standpoint, but we understand that if could put the capital to use in something that creates more yields and more AFFO that might be a favorable outcome for us, and it is a fairly highly leveraged position – twirling off a fairly modest amount of current yield. So, having a highly leveraged sub-five cap asset on the balance sheet at a time when our own stock has been trading at a considerably higher cap rate.

I think that may just be something that's smarter for us to do with the capital. And we love the asset class, but it has been, been very difficult to find new opportunities to really try to build that platform up.

Jamie Feldman: Okay. And then finally, I think you cleared on FAD with our dividend you cleared by about a $0.01 quarter, I know your [indiscernible] were high. How should we think about dividend coverage for next year based on your current business plan?

T. Wilson Eglin: We think we still have, have healthy coverage AFFO relative to the dividend. You're right we had heavy capital expenditures this quarter, but since they sort of peaked in 2013 and 2014 and they will have trended down overall this year and we think probably for next year, there are plan to being about half of what they were in 2013 and 2014. So the trend for capital expenditures is going to continue to be down and you know we're having some success obviously transitioning the company to a less – less capital intensive business model.

Jamie Feldman: So do you think you will be in a position to bump it next year?

T. Wilson Eglin: Yeah, I mean, I would think that, we would want to – want o consider increasing the dividend. We obviously for win a dividend increase this year, you know, simply to retain capital and perhaps put it to use buying stock or investing in new transactions or deleveraging all of which are beneficial to shareholders.

So, yeah, I would think getting back onto the path of growing the dividend on a regular basis is something that would happen next year.

Jamie Feldman: Okay. All right. Thank you. Thanks.

Operator: Our next question comes from the line of Jon Petersen of Jefferies. Please proceed with your question Mr. Petersen.

Jonathan M. Petersen: Hey, thank you. I just wanted to get a little more clarity on guidance. I know you generally talked about it was driven by having a strong quarter and a good outlook for the rest of the year. I'm curious the $0.02 increase to midpoint, I mean, how much of that – it would seem like a good chuck of that could attributed to the lower interest rates on the credit facility and then also I mean, did you buyback more shares than you thought you're going to at the last quarter earnings – last quarter's guidance?

Patrick Carroll: Well, I – from a share buyback standpoint, I think we're on target of where we expected. But yes, the interest savings on the refinancing of the line that the two term loan excuse me – is a big part of that.

Jonathan M. Petersen: Okay. And so like, do you think like the majority of the guidance increase is probably related to that?

Patrick Carroll: Well, that is the timing of sales, it's acquisitions coming online. There is a lot of -- there are a lot of moving parts in guidance, but one thing that is definitely known is the savings on the interest but happy on -- happening on the facilities that happened on September 1.

Jonathan M. Petersen: Okay. And then on the buyback so, you guys bought an average price of I think it was $8.34, at $9.07 right now. I'm just curious what your thoughts are on your current discounts NAV and kind of continue -- I guess continuing to use proceeds from asset sales to buyback stock?

T. Wilson Eglin: Our view on the buyback is that, we are not here to provide liquidity to market participants every day, but we are here to take advantage of opportunities when volatility creates meaningful disconnect between the share price and NAV. So it's safe to say that we were more interested in retiring stock at less than $8.50 a share. That doesn't mean we're not interested at $9, but we're not in the market buying stock every day and the truth is that we try to make capital allocation decisions on a daily basis that optimize the outcome for shareholders.

So time will tell. We're hopeful that the shares continue to perform well. We're hopeful that the equity market continues to be favorable for REITs and if we have like I say market situations where our shares are extremely, extremely cheap, we're going to act on this.

Jonathan M. Petersen: Okay. And then on the asset sales, I assume there is a Manhattan ground lease that would be sold as a portfolio. I don't think it would make sense to put those out. I'm curious on the remainder of it, which I think is majority kind of a suburban office. How much of that you guys are currently – it sounds like you are pretty far along in the marketing process, how much of that is seen marketed as portfolio and what just like roughly are decided of those portfolios, or one large single portfolio? Just trying to figure out what we speak back in [indiscernible]?

T. Wilson Eglin: I would say about three quarters of the pool net of the ground positions, we think it's preferable to transact on a portfolio basis.

Jonathan M. Petersen: Okay.

T. Wilson Eglin: But beyond that, as we have been working on this for quite some time, but beyond that, we're really not in a position to provide any specifics.

Jonathan M. Petersen: Okay. All right. That's fair. And then, just, you kind of touch on it earlier, but I think you said about 20% of your leases were signed kind of before the recession that we should still expect roll down that those kind of roll over. Can you give us any sense over the next like, four quarters to six quarters, how we should expect leasing spreads, the trends, especially for your suburban office portfolio, which was down 15%-ish this quarter, what should we be expect in over the next few quarters?

T. Wilson Eglin: Yeah. I think through the end of next year, it's probably about a push, some will be up, some will be down. And you are right, we did have a roll down net office building, but at the same time, the tenant took another floor in the building. So, if we really think about, those actually good outcome for us. You're right, we discounted the rent some, but we did got another floor of occupancy. So, we certainly thought that was a good outcome. So that's our view about next year, that the noise around leasing spread should sort of quiet down compared to what they've been in the last few years.

Jonathan M. Petersen: Okay. All right. Great. Thanks for the color.

Operator: Our next question comes from the line of Gene Nusinzon of JPMorgan. Please proceed with you question.

Gene Nusinzon: Thank you. What's your capacity to observe gains before needing to their special or increase the dividend?

Patrick Carroll: Right now, we are distributing just a little bit of above our taxable income. So we think with the projection that we have...

Nabil Andrawis: We're currently in the line -- with the taxable income on the run rate or the income that excludes any capital transaction.

T. Wilson Eglin: But we will effect 1031 exchange transactions to defer gain.

Gene Nusinzon: Okay. Thank you. And just what's your perspective on the most risk adjusted opportunities right now that you're looking at given where your pricing from your assets sale where you possibly buy back stock?

T. Wilson Eglin: The truth is that the shares have been of very good value for us as a public company to retire equity, we want to retire stock and at as a very wide discount to NAV. There is a cost to de-capitalizing the company, so we've been happy to have that opportunity. There will be acquisition opportunities that might compare well with retiring stock. Those who tend to be forward commitments where we can still achieve -- high going in cap rates and buy newly constructed buildings with long-term leases. So it maybe that there is a mix of both, it's hard to say with specificity, but to me retiring stock is better than going into the auction market and buying something. But there – in all likelihood there will be some build-to-suit opportunities for us that compare favorably relative to share buyback.

Gene Nusizon: Okay. Thank you.

Operator: Our next question comes from the line of Dan Conlin of Ladenburg Thalmann. Please proceed with your question.

Dan Conlin: Thank you, and good morning. Will, I was hoping if you can kind of go back to the lease expiration. Just for modeling purposes what percentage of square footage or maybe debt on a rent basis. What percentage of rent would you expect to retain assuming discounting and maybe what percentage of rent you expect to obtain [indiscernible].

Patrick Carroll: Dan, we look at it maybe a little differently. But when we look at the rollovers next year, we think that about 65% of them will be handled through dispositions and re-leasing. We think that from a re-leasing standpoint as Will said a little earlier that it's kind of a push at this point of time. And we expect if it all rolls out exactly as planned, we would expect that the occupancy – excuse me -- the lease level I think end of next year will be comparable to where it is today.

Dan Conlin: Okay. The other 35% that you're assuming some of that's going to go away, but also maybe some of it you can potentially lease it if you don't have a good.

T. Wilson Eglin: We just don't have visibility on it. We just don't have visibility on it right now.

Patrick Carroll: Right. And some of its vacant today, may save vacant.

T, : Okay, okay. I -- the 35% [indiscernible].

T. Wilson Eglin: Yeah.

Dan Conlin: Okay. And then just kind of curious on the Manhattan going back to that question as well. So is that more to do with the fact you don't think you're getting credit for it in your portfolio? Or is that more in terms of reselling that or is it more to the fact that it's just becoming hard to grow that area up?

T. Wilson Eglin: I think it's a combination of factors, and certainly a little of both, right. When the company's cost of capital is changed in the two years since we did that transaction. So that's clearly a factor, and I think the, it will I believe have been a successful haul for us and one that we will have made some decent money on. But we are mindful of the fact that many shareholders while liking the investment would prefer us to put our capital to work in a way that creates more current yield.

Dan Conlin: Okay. Understood. And then as far as the asset sales, and this development piece here, there still seems to be another of net sales activity. How should we think about that on a going forward basis. Do you think it can be essentially self funding, the asset sales, for several years to come or how does that show up in this year?

T. Wilson Eglin: Well, look in a sort of regular environment, we like to think that we try to recycle 3% to 5% of the gross assets of the company every year. Just to try to continue to upgrade kind of the portfolio, and also to be mindful of selling some buildings when there is still 10 years of lease term left, that's an important part of the company's go forward strategy. So that sometimes we have more time to exit a single tenant net lease transaction after 5 year or 10 year hold, while you still have 10 years of lease term. So, you know going forward as we get to that sort of five year hallmark we'll consider selling some of those buildings.

So, you know as I said $150 million to $250 million sort of a normal capital recycling target. This year we're at about $250 million already, and we'll do a little bit more, and next year is likely to, we'll probably continue to be elevated in view of market conditions.

Dan Conlin: Okay. And so, when this does kind of the, when you get that that five-year whole window, when does that start to kick in your view? Like when do those sales start to ramp up?

T. Wilson Eglin: That piece of strategy starts to ramp up beginning with the next year.

Dan Conlin: Okay. Okay. All right. Thank you. Appreciate.

Operator: Our next question comes from the line of John Guinee of Stifel. Please proceed with your question.

John W. Guinee: Just sort of help us understand the, how amortization plays into some of these mortgages, for example, your Freezer building I think you are in for about $152 million you got a $110 million of loan and 4%, the lease duration on that lease is 20 years, what the term on the loan and what's the amortization schedule on that loan?

Patrick Carroll: The term on the loan is 10 years and the amortization is minimal, John. So what happens with on a leverage basis, simply from 10 years of cash flow will we'll have an internal rate of return of about 10% and depending on what the value of the asset is in year 11, our IRR should to be 15% or 18%. But it's not alone with heavy amortization if that was your question.

John W. Guinee: Got you. Okay. Is there amortization on the ground leases in Manhattan?

Patrick Carroll: Yeah. There is a little amount of amortization in our – you can see in our disclosure in our supplement where we show the mortgages, we show the debt service by property for the next year in the balloons, so you can see the amount of amortization that comes into play in those, but it's very small.

John W. Guinee: Got you. Well, over all problem here appears to me is having that we're all sitting in the seats we've been sitting in for a lot of years, and we've gotten a little bit smarter, maybe, maybe not. But the 10 years ago, if you told investors that you were buying at a 9% cap and your cost of capital was at 7%, people would be saying, oh, great that's accretive to net asset value, that's accretive to earnings, I love this strategy, and now-a-days, when you tell people you buying at a 9%, people say, oh my god, what's wrong with that asset, it must be a depreciating asset. Have you put together anything that you can kind of walk through in detail as to why these deals really work for example the freezer deal, and what's that has to be worked in the 10th year to make these numbers look really good?

T. Wilson Eglin: Well, John, if it's only worth mortgage balance in the 10th year, we will have made an IRR of 10%, right. So we made 10%, and we got our money back just from the cash flow. So if the building is if you sell at a 9% cap going out right which is basically the undiscounted cash flow backed by can [indiscernible] for 10 years, your IRR was about 15%. So we think it's a terrific investment given the credit profile of the tenant, but you're right residual value is a risk that's out there, but that one is going to work out very well for us.

John W. Guinee: Good. Good. Okay. And if you look at back of the envelope, I think you paid maybe $332 million for these ground lease deals, levered them up, these are expected proceeds in the $360 million range, is that a good number to look at?

T. Wilson Eglin: Time will tell, John. It's too soon to tell, but we have had a couple of years of rent growth and we bought them at a $4.93 cap rate going in and I would think that the cap rate going out would be somewhere below that. So that's how we're approaching it.

John W. Guinee: So if you sell at a lower cap rate than you bought that works?

T. Wilson Eglin: Especially if your rent has grown.

John W. Guinee: All right. Hey, thanks a lot.

T. Wilson Eglin: Thank you.

Operator: There are no more questions in the audio portion of this conference. With no further ado, I'd like to turn the conference back over to our CEO and President, Will Eglin for closing remarks.

T. Wilson Eglin: Thanks again for joining us this morning. We continue to be very excited about our prospects for this year and beyond and as always we appreciate your participation and support. If you would like to receive our quarterly supplemental package, please contact Gabriela Reyes or you can find additional information on the company on our website at www.lxp.com. And in addition, as always, you may contact me or the other members of our senior management team with any questions. Thanks again.

Operator: This concludes today's teleconference. Thank you for your participation. You may disconnect your lines at this time and have a wonderful rest of the day.